Exhibit 99.1

Fischer Imaging Reports Sale of Remaining Businesses

DENVER, August 22, 2006 — Fischer Imaging Corporation (“Fischer”) announced today it has signed a definitive agreement to sell its RE&S business, which includes EP/SPX, VersaRad and Bloom, to Byers Peak, Inc. (“Byers Peak”).  Byers Peak is a contract manufacturing expert with respect to electro-mechanical devices, and sub-systems for the medical and technology marketplace.

Fischer signed an asset purchase agreement (“RE&S Agreement”) with Byers Peak on August 21, 2006.  The assets to be sold are all of Fischer’s right, title and interest in and to the VersaRad Line, the EPX/SPX Line and the Bloom Line including some related equipment, inventory (excluding Bloom finished goods inventory), general intangibles and intellectual property necessary to design, manufacture, market, sell, distribute, support and repair the Product Lines (“RE&S Assets”).  Under the RE&S Agreement, Byers agreed, subject to the fulfillment of certain conditions, to purchase the RE&S Assets, and assume service contract and warranty repair obligations for a minimum purchase price of $260,000, to be paid over a period ending no later than one year from the date of closing of the transaction (“Closing”).  In addition, Byers agreed to pay Fischer up to another $80,000 depending on the number of Bloom units sold by Byers during the year after the Closing.

Under Delaware law, any sale of all or substantially all of Fischer’s assets requires approval by our stockholders.  Fischer’s Board has determined that the sale of the assets related to the RE&S Agreement is considered a sale of all or substantially all of Fischer’s remaining assets.  In order to avoid the expense and time delay involved in securing stockholder approval and in light of Fischer’s deteriorating financial position, Fischer’s Board elected to file a petition under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Colorado, and such petition was filed on August 22, 2006. Fischer will immediately move to have the sale under the RE&S Agreement approved pursuant to Section 363(b) and (f) of the Bankruptcy Code.  We expect it could be up to two months before the Closing is complete.

Fischer’s Board of Directors intends to either file a liquidating plan of reorganization (“Liquidation Plan”) or convert the Chapter 11 case to a liquidating case under Chapter 7 of the Bankruptcy Code after the closing of the RE&S Agreement.  If a Liquidation Plan is filed, the Liquidation Plan must be approved by creditors, interest holders and the Bankruptcy Court after notice and a hearing.  It is contemplated that the Liquidation Plan will provide for the liquidation or sale of all of Fischer’s remaining assets and the distribution of the proceeds pursuant to the priority scheme allowed under the Bankruptcy Code.  It is anticipated that in either a Chapter 11 or Chapter 7 liquidation, the liquidation process would occur over a one to two year period. Management is unable to predict whether any amounts will be available for distribution to stockholders.

Fischer plans to continue to meet its RE&S service and warranty obligations until the completion of the sale of the RE&S Assets by utilizing the services of Byers Peak through a manufacturing services agreement and other contractors.

 “We believe this arrangement will provide our RE&S customers with continued customer support and availability of these products,” said Dr. Gail Schoettler, Chairperson of the Board of Fischer.

Doug Pruett, Vice President of Byers Peak, said “We are excited about the opportunity and look forward to continuing to offer and provide the Fischer Imaging products, services, and warranty coverage to the RE&S markets. We plan to provide the latest imaging upgrades for all existing ISS, SPX, and EPX systems, and offer complete ISS systems including the carbon fiber surgical imaging table along with an

EP imaging system and Bloom Stimulator. Based on our core competencies, we see this opportunity as a logical progression for Byers Peak’s long-range business strategy and believe we are capable of rejuvenating these products successfully.”

Fischer also reported its results for the three and six-months ended June 30, 2006 today on its Form 10-Q.  Please see this Form 10-Q for a discussion of our results and for further discussion of the events described above.

About Fischer Imaging

Fischer Imaging Corporation services and manufactures medical imaging systems for the screening and diagnosis of disease. Fischer Imaging began producing general-purpose x-ray imaging systems in 1910 and is the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

About Byers Peak

Byers Peak provides turnkey contract manufacturing and related services to the medical device, consumer and technology marketplaces in an FDA registered and ISO9001:2000 certified facility.  Byers Peak’s focus is supplying electro-mechanical devices and subsystems at low to mid volumes.   In addition to contract assembly services Byers Peak offers repair depot, refurbishment, distribution and field service.  For more information, visit www.byerspeak.com.

Forward-looking Statements

Certain statements contained in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include:   our intent and ability to satisfy RE&S service and warranty obligations pending completion of the sale of RE&S Assets; the anticipated time it will take to close the RE&S Agreement; our plans with respect to a Liquidation Plan or conversion of the Chapter 11 filing to Chapter 7; the anticipated time it will take to complete the liquidation process, the likelihood that additional claims of which management is not aware may arise, adverse actions taken by regulatory agencies, potential product defects or related performance resulting in product recalls and significant liability and legal costs; our ability to close the RE&S Agreement, and our ability to make distributions to stockholders.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements, certain of which are described as “Risk Factors” in our Form 10-K for the year-ended December 31, 2005 and are discussed in our Form 10-Qs for the quarters ending June 30, 2006 and March 31, 2006. Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements were made.   It is recommended that the above referenced quarterly reports and annual reports be read together with this News Release and the annual report on form 10-K for the year ended December 31, 2005 to better understand our business, results of operations and financial condition as reported in this document.

Contact:  Paula Rosson, Fischer Imaging, 303-327-1562

   Phil Prescott, President or Doug Pruett, Vice President, Byers Peak, 303-232-4700